Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is made and entered into as of March 8, 2021 by and between THE EASTERN COMPANY, a Connecticut corporation with principal offices at 112 Bridge Street, Naugatuck, CT 06770, and JAMES WOIDKE.

A.
Employer is engaged in the Employer's Business;

B.
The Executive is employed by Employer is the position of Chief Operating Officer.

C.
Employer and Executive desire to enter into this Agreement, providing for certain benefits to the Executive in the event of a change in control of the Employer, effective as of the date set forth above, as follows:

l. Change in Control Benefits. Executive shall be entitled to Change in Control Benefits as follows:

(a)
Eligibility for Change in Control Benefits.

(i)
General Rules.

(A) Subject to the requirements set forth in this Section 1, Employer hereby grants to Executive the Change in Control Benefits described herein.

(B) Executive shall be eligible to receive the Change in Control Benefits set forth in this Section 1 if his employment with Employer terminates due to an Involuntary Termination without Cause for a reason other than his death, or as a result of a Constructive Termination, which in either case occurs: (I) during the period not to exceed twenty-four (24) months after the effective date of a Change in Control; or (II) before the effective date of a Change in Control, but after the first date on which the Board and/or senior management of Employer has entered into formal negotiations with a potential acquirer that results in the consummation of a Change in Control; provided, however , that in no event shall a termination of employment occurring more than one (1) year before the effective date of a Change in Control be covered by this Section 1.

(ii) Other Requirements. In order to be eligible to receive benefits under Section l(b)(i)(B), Section l(b)(i)(C) or Section l(b)(i)(D), Executive must deliver to Employer an executed Release and Waiver, and a resignation from all offices, directorships and fiduciary positions with Employer, its Affiliates and employee benefit plans. No payments shall be made under Section l(b)(i)(B), Section l(b)(i)(C) or Section l(b)(i)(D) prior to the last day of any waiting period or revocation period required by applicable law or under the provisions of the Release and Waiver in order for the Release and Waiver to be effective.

(iii) Exceptions. Notwithstanding the foregoing, if: (A) Executive's employment is terminated by Employer for Cause at any time; (B) Executive terminates his employment voluntarily for a reason other than a Constructive Termination (including termination of employment because of Executive's death); or (C) Executive' s employment terminates for any reason, whether initiated by Executive or Employer, more than twenty-four
(24) months after the effective date of a Change in Control, or before the beginning of formal negotiations with a potential acquirer of Employer's business, or more than one year before the effective date of a Change in Control (even if formal negotiations with a potential acquirer have begun), then Executive shall not be eligible to receive Change in Control Benefits under this Section 1.

(b) Amount and Type of Benefits; Limitations and Exceptions. Benefits payable under this Section 1 are as follows and are subject to the following limitations and exceptions:

(i) Change in Control Benefits. If Executive has satisfied the eligibility requirements of Section l(a), Employer shall pay to Executive (and, in the event of his death prior to payment, to his estate (if applicable)), the following benefits:

(A) Any Accrued Compensation shall be paid to Executive in full in accordance with the Employer's normal payroll practices.

(B) An amount equal to the Executive's Separation Pay shall be paid to Executive in a single payment, in cash, on the later of the date that is three months after the Termination Date or the effective date of the Change in Control.

(C) Vesting of equity and equity-based awards granted under the Employer's stock incentive plans, whether vesting of such awards is time-based or performance based, in accordance with (and to the extent permitted under) the terms of the applicable incentive award agreements.

(D) For the Continuation Period, Employer shall, at its expense, continue on behalf of the Executive and Executive' s dependents and beneficiaries any medical, dental, vision, hospitalization and long term care benefits provided to Executive immediately prior to the Termination Date; provided, however, that Employer's obligation to provide continuation coverage under the Employer's group health plans shall arise only if Executive and his dependents are eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and Executive and his dependents timely elect coverage under COBRA. Accordingly, if Executive's Termination Date precedes the effective date of the Change in Control and Executive did not timely elect COBRA coverage prior to becoming eligible for benefits under this Section 1, no reimbursements or payments for continuation coverage under Employer' s group health plans will be made by Employer under this Section l(b)(i)(D) (unless Executive has received COBRA benefits following his Termination Date and/or is currently receiving those benefits at the time of a Change in Control, in which case Employer will reimburse any past COBRA premium costs and will pay for future coverage m accordance with the terms of this Section 1(b)(i)(D) for the period specified above).

The coverage and benefits (including deductibles and costs) provided hereunder during the Continuation Period shall be no less favorable to Executive and Executive's dependents and beneficiaries than the coverage and benefits made available immediately prior to the Termination Date. Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case Employer may reduce the coverage of any benefits it is required to provide Executive hereunder, as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to Executive than the coverages and benefits required to be provided hereunder.

The coverage and benefits (including deductibles and costs) provided hereunder during the Continuation Period to Executive's dependents and beneficiaries shall not be affected by Executive's coverage under Medicare.

To the extent the coverage and benefits provided hereunder extend beyond the coverage period required under COBRA, then, as required by Code Section 409A: (I) the post-termination medical benefits payable under this Section l(b)(i)(D) are objectively determinable; (II) such post-termination medical benefits are provided for a specified period (i.e., the Continuation Period); (III) the amount of the post-termination medical benefits provided in one year does not affect the amount of post-termination medical benefits available; (IV) the reimbursement of any post-termination medical expenses must be made no later than the end of the year following the year in which the expenses were incurred; and (V) the right to receive the post-termination medical benefits is not subject to liquidation or exchange for another benefit.

(ii) Other Benefits. All fringe benefits not otherwise covered by this Section 1 (such as, but not limited to, pension/retirement, life insurance, disability coverage and other welfare benefits) shall terminate as of Executive's Termination Date (except to the extent that the specific plans or programs provide for extended coverage or if any conversion privilege is available thereunder).

(iii)
Parachute Payments.

(A) Notwithstanding the above, if any payment or benefit that Executive would receive under this Section 1, when combined with any other payment or benefit he receives that is contingent upon a Change in Control (collectively, the "CIC Payment") would: (A) constitute a "parachute payment" within the meaning of Section 280G of the Code; and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code, then such CIC Payment shall be either: (X) the full amount of such CIC Payment; or (Y) such lesser amount (with CIC Payments being reduced in the order and priority established by the Compensation Committee) as would result in no portion of the CIC Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in Executive's receipt, on an after-tax basis, of the greater amount of the CIC Payment notwithstanding that all or some portion of the CIC Payment may be subject to the Excise Tax. Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Section 1, and Executive will not be reimbursed by Employer for any such payments.

(B) Employer shall attempt to cause its accountants to make all of the determinations required to be made under this Section l(b)(iii), or, in the event Employer's accountants will not perform such service, Employer may select another professional services firm to perform the calculations. Employer shall request that the accountants or firm provide detailed supporting calculations both to Employer and Executive prior to the Change in Control if administratively feasible or subsequent to the Change in Control if events occur that result in parachute payments to Executive at that time. For purposes of making the calculations required by this Section 1(b)(iii) the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. Employer and Executive shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination under this Section l(b)(iii). Employer shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by this Section l(b)(iii). Any such determination by Employer's accountants or other firm shall be binding upon Employer and Executive.

(c)
Section 409A.

(i) The Change in Control Benefits shall be paid on the date or dates, and in the form, set forth in Section l(b) above.

(ii) Notwithstanding anything to the contrary herein, in the event the Change in Control Benefits are subject to the provisions regarding deferred compensation set forth in Section 409A, then any payments to Executive shall not be made until the earliest date sufficient to avoid the imposition of tax or penalties under Section 409A.

(d) Right To Interpret Change in Control Benefits; Binding Nature Of Change in Control Benefits; Legal Fees and Expenses.

(i) Binding Effect On Successor To Employer. This Section 1 shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Employer, or upon any successor to Employer as the result of a Change in Control, and any such successor or assignee shall be required to perform Employer's obligations under this Section 1, in the same manner and to the same extent that Employer would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term "Employer," as used in this Section 1, shall mean Employer as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Section 1, and the term "Board" shall refer to the board of directors of any such surviving or continuing entity.

(ii) Legal Fees and Expenses. The Employer shall reimburse the Executive for the Executive’s reasonable legal fees incurred in a good faith dispute of any issue relating to the Change in Control Benefits that is resolved in favor of the Executive.

2.
Non-Competition and Non-Disclosure

(a) Notwithstanding any other provisions in this Agreement nothing in this Agreement shall prohibit Executive from acquiring or owning without disclosure to Employer less than two percent (2%) of the outstanding securities of any class of any competing corporation that are listed on a national securities exchange or traded in the over-the-counter market.

(b) During and after the Term of Employment, Executive covenants and agrees that Executive shall keep strictly confidential all non-public proprietary information which Executive may obtain during the course of Executive's employment with respect to the business practices, finances, developments, marketing, sales, customers, affairs, trade secrets and other confidential information of Employer, which shall remain Employer's exclusive property, and Executive shall not disclose the same, except solely in the course of business on behalf of and for the benefit of Employer pursuant to this Agreement, except to the extent that the same is then: (i) publicly available without any act of Executive through a party not violating its obligations to Employer; or (ii) required to be disclosed under the laws of the United States or any state in any judicial or administrative proceeding. Executive further agrees that immediately upon his Termination Date (irrespective of the time, manner or cause of termination), Executive will surrender and deliver to Employer all: (i) lists, books, records, memoranda and data, computer discs, computer access codes, magnetic media, and software of every kind relating to or in connection with Employer's Business and the customers and suppliers of Employer; and (ii) all of Employer's personal and physical property.

(c) During the Term of Employment and for a period of twelve (12) months thereafter, Executive covenants and agrees that Executive shall not compete, directly or indirectly, with Employer in: (i) Employer's Business; or (ii) such other business as in the reasonable opinion of the Board is a competitor of Employer.

(d) During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall not, alone or with others, directly or indirectly:

(i) solicit for Executive's benefit or the benefit of any person or organization other than Employer, the employment or other services of any executive or consultant of Employer; or

(ii) solicit for Executive's benefit or the benefit of any person or organization other than Employer, the employment of any executive of any customer of Employer.

3.
Section 409A

(a) This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the separation from service or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Any reimbursement of expenses shall occur no later than the end of the calendar year following the calendar year in which the expense is incurred (or such earlier date as applies under the Company's business expense reimbursement policy) and the reimbursement in one year shall not affect the amount of reimbursement available in any subsequent year.

4. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below, unless otherwise indicated:

"Accrued Compensation" means an amount which includes all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including: (i) the Annual Base Salary; (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Employer during the period ending on the Termination Date; (iii) any accrued but unused vacation pay; (iv) the unpaid portion of any earned annual bonus for the fiscal year preceding the Executive's Termination Date; (v) the actual bonus the Executive would have received if he had stayed employed for the full year, multiplied by a fraction the numerator of which is the number of days during the year of termination that the Executive was employed by Employer and which denominator of which is the total number of days in the year of termination; and (vi) all of the Executive's vested accrued employee benefits, including but not limited to equity benefits, subject to the applicable plan documents and grant documents.

"Affiliate" means any parent corporation or subsidiary corporation of Employer, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

"Agreement" means this agreement

"Annual Base Salary" means the Executive’s annual base salary as in effect from time to time.

"Board" means the Board of Directors of The Eastern Company.

"Cause" means:

(A)     Executive's breach of the restrictive covenants set forth in Section 2 hereof;

(B) Failure by Executive to comply in any material respect with the terms of this Agreement or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which failure has not been corrected by Executive after written notice from Employer of such failure specifying in reasonable detail how Executive has failed to comply. Except for a failure which, by its nature, cannot reasonably be expected to be cured within ten (10) days, the Executive shall have ten (10) days from the delivery of written notice by the Employer within which to cure any acts constituting Cause. Notwithstanding the foregoing, a failure otherwise described in this subsection (B) shall not constitute "Cause" for purposes of the Change in Control Benefits set forth in Section 1 of this Agreement, unless such failure was undertaken willfully and in bad faith by Executive;

(C) Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement; or

(D) Executive engages in a fraudulent act or dishonest act to the damage or prejudice of Employer or its affiliates, or engages in conduct or activities damaging to the property, business or reputation of Employer or its affiliates, all as determined by the Board in good faith in its sole discretion.

"Change in Control" means:

(A) a sale, lease, license or other disposition of all or substantially all of the assets of Employer; or

(B) a consolidation or merger of Employer with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of Employer immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity or its parent following the consolidation, merger or reorganization; or

(C) any transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by Employer or an Affiliate) in which such persons or entities that were not shareholders of Employer immediately prior to their acquisition of Employer securities as part of such transaction become the owners, directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer's then outstanding securities other than by virtue of a merger, consolidation or similar transaction and other than as part of a private financing transaction by Employer; or

(D) a Change in the Incumbent Board. For purposes of the Change in Control Benefits, a Change in the Incumbent Board shall occur if the existing members of the Board as of the Effective Date (the "Incumbent Board") cease to constitute at least a majority of the members of the Board; provided, however, that any new Board member shall be considered a member of the Incumbent Board for this purpose if the appointment or election (or nomination for such election) of the new Board member was approved or recommended by a majority vote of the members of the Incumbent Board who are then still in office.

"Change in Control Benefits" means the benefits set forth in Section l(b).

"CIC Payment" has the meaning set forth in Section l(b)(iii) herein.

"Code" means the Internal Revenue Code of 1986, as amended.

"Compensation Committee" means the Compensation Committee of the Board of Directors of Employer.

"Constructive Termination" means a termination by Executive of his employment with the Employer due to the occurrence of any of the following events or conditions:

(A) a change in Executive's position or responsibilities (including reporting responsibilities) which represents: (1) a material adverse change from Executive's position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; or (2) the assignment to Executive of any duties or responsibilities which are materially and adversely inconsistent with Executive's position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; provided that the change does not occur in connection with the termination of Executive's employment for Cause, or the termination of Executive's employment because of Executive's death, or a voluntary termination by Executive other than as a result of a Constructive Termination;

(B) a material reduction in Executive's Annual Base Salary or any material failure to pay Executive any compensation or benefits to which Executive is entitled within five (5) days of the date due;

(C) Employer's requiring Executive to relocate his principal worksite to any place more than fifty (50) miles from Cleveland, Ohio, except for reasonably required travel on the business of Employer or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control;

(D) the failure by Employer to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which Executive was participating immediately preceding the effective date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Executive;

(E) any material breach by Employer of any Change in Control Benefits set forth in Section 1 of this Agreement;

(F) the failure of Employer to obtain an agreement from any successors and assigns to assume and agree to perform the obligations created under the Change in Control Benefits set forth in Section 1 of this Agreement, as contemplated in Section 1(d) hereof.

Executive must notify Employer of the circumstances on which a Constructive Termination is purportedly based within ninety (90) days of the initial occurrence of any such event. Employer shall have thirty (30) days from the date of such notice to cure such event or condition.

"Continuation Period" means a period of twelve (12) months, as determined by Employer, for providing certain welfare benefits to Executive following the termination of Executive's employment.

"Effective Date" means the date of this Agreement.

"Employer" means The Eastern Company, a Connecticut corporation, and any successor thereto.

"Employer’s Business" means the business of developing, manufacturing, and/or marketing industrial hardware, security products and metal castings.

"Excise Tax" means the excise tax imposed by Section 4999 of the Code.

"Executive" means James Woidke.

"Involuntary Termination without Cause" means the termination of Executive's employment which is initiated by Employer for a reason other than Cause.

"Release and Waiver" means a release and waiver agreement in favor of the Employer in form and substance reasonably satisfactory to the Employer.

"Section 409A" means Section 409A of the Code.

"Separation Pay" means an amount equal to one (1) times the sum of: (i) Executive’s Annual Base Salary; and (ii) Executive's target annual bonus for the year of Executive’s Termination Date (which target annual bonus, for this purpose, shall not be less than 70% of Executive’s Annual Base Salary).

"Specified Employee Payment Date" has the meaning set forth in Section 3(b).

"Term of Employment" means the period during which the Executive is employed by the Employer.

"Termination Date" means the last date on which Executive is in active pay status as an employee with Employer. A holiday cannot constitute a Termination Date unless Executive actively provided services for Employer on such holiday.

5.
Resolution of Disputes

All disputes arising hereunder shall be finally determined by arbitration in the State of Connecticut in accordance with the rules of the American Arbitration Association then obtaining, or any successor organization thereto. Such arbitration shall be conducted by a three person panel, one of whom is selected by each party and the third selected by the two arbitrators or, if the arbitrators cannot agree, selected from the lists of the American Arbitration Association. The arbitrators shall not have the power to abrogate, alter, modify or amend any of the provisions of this Agreement. Any award entered by the arbitrators shall be final and judgment thereon may be entered in any court having jurisdiction. Each party shall bear its own costs in connection with such arbitration. However, the prevailing party shall be entitled to recover from the non- prevailing party all reasonable costs incurred including court costs, arbitration costs, attorneys' fees, and all other related expenses incurred in such litigation. Notwithstanding the foregoing, Employer shall have the right to seek injunctive relief to maintain the status quo and/or to prevent violation of the terms thereof (including but not limited to the covenants in Section 2) pending final determination of the rights and remedies of the parties in an arbitration proceeding.

6.
Notices

All notices shall be in writing and shall be delivered personally (including by a courier or an overnight receipted courier service such as UPS or Federal Express), or sent by facsimile transmission (with appropriate documented receipt thereof), or sent by certified, registered or express mail, postage prepaid, to the parties at their address set forth at the beginning of this Agreement, with Employer's copy being sent to the Chairman of the Board of the Employer at the Employer's then principal office. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this Section 6 to the other party, designate another address or person for receipt of notices hereunder.

7.
Miscellaneous

(a) This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by Connecticut law (without regard to the choice of law principles thereof).

(b) This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by an authorized representative of Employer and by Executive. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(c) If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable. In no event shall this Agreement be rendered void or unenforceable in total.

(d) The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.

(e) In the event of a Change in Control, the terms of this Agreement shall inure to the benefit of, and be assumed by, the successor of Employer or the acquiring person in such Change in Control transaction. This Agreement shall not be assignable by Executive, but it shall be binding upon and shall inure to the benefit of his heirs, executors, administrators and legal representatives.

(f) This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.

(g) This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

[The signature page follows.]

[Signature Page to Change in Control Agreement}

IN WITNESS WHEREOF, this Agreement has been executed as of the date stated at the beginning of this Agreement.

By: /s/August M. Vlak
Name: AUGUST M. VALK
Title: PRESIDENT & CEO

Date: MARCH 8, 2021

EXECUTIVE

/s/James P. Woidke

JAMES P. WOIDKE

Date: March 9, 2021